Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
   To the Board of Directors of
   Imedia, Inc
We hereby consent to the inclusion in the foregoing Amendment No, 1 to the Registration Statement of Imedia Inc on Form SB-2 of our report dated April 17, 2006, relating to the financial statements of Imedia Inc, as of December 31, 2005, and for the year then ended We also consent to the reference to our firm under the caption Experts
   Los Angeles, Ca
   May 3, 2006

6100 Glades Road * Suite 314	1925 Century Park East * Suite 1120	Room 2707,27/E
Boca Raton, Florida 33434	Los Angeles, California 90067	Shui On Centre * 6-8 Harbour Road
Telephone: 561 487 5765	Ielephone: 310,601 2200	Wanchai, Hong Kong, P.R.C
Facsimile: 561 487 5766	Facsimile: 310 601 2201	Telephone: 852-2780-723
	www.cpaweinberg com	Facsimile: 852-2780 8717